UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 9, 2021 (December 8, 2021)

Blueprint Medicines Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-37359	26-3632015
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

45 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 374-7580

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	BPMC	Nasdaq Global Select Market

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 8, 2021, the Board of Directors (the “Board”) of Blueprint Medicines Corporation (the “Company”), on the recommendation of the Nominating and Corporate Governance Committee of the Board, unanimously appointed Daniella Beckman to fill a newly created vacancy on the Board resulting from an increase in the size of the Board from eight (8) to nine (9) directors. Ms. Beckman was appointed as a Class III director of the Company, to serve in such capacity until the annual meeting of the Company’s stockholders in 2023 or until her earlier resignation, death or removal.

Since September 2019, Ms. Beckman has served as the Chief Financial Officer of Tango Therapeutics, a targeted oncology biotechnology company. From November 2015 to September 2019, Ms. Beckman provided consulting services and served as the Interim Chief Financial Officer for several early-stage biotechnology companies. Prior to consulting, Ms. Beckman was the Chief Financial Officer of Idenix Pharmaceuticals from 2011 until its acquisition by Merck in 2014. Ms. Beckman has served on the board of directors and chair of the audit committee and a member of the compensation committee of Vor Biopharma, Inc., since July 2020, and on the board of directors and chair of the audit committee and a member of the nomination and governance committee of 5:01 Acquisition Corp, a special purpose acquisition company, since October 2020. Ms. Beckman previously served on the board of directors and chair of both the audit and the nomination and governance committees of Translate Bio, Inc. Ms. Beckman received a B.S. in business administration-accounting from Boston University.

Upon her election to the Board, Ms. Beckman was granted an option to purchase 7,000 shares of the Company’s Common Stock at an exercise price of $98.72 per share, which was the closing price of the Company’s Common Stock on the date of grant, which will vest in equal monthly installments during the three years following the grant date, subject to Ms. Beckman’s continued service on the Board.  Ms. Beckman was also granted 3,400 restricted stock units, which will vest in equal annual installments over a three-year period beginning on the one-year anniversary of the grant date, subject to Ms. Beckman’s continued service on the Board. Each restricted stock unit will entitle Ms. Beckman to one share of the Company’s Common Stock if and when the restricted stock unit vests.

In connection with her election to the Board, Ms. Beckman has been appointed to serve as a member of the Audit Committee of the Board.

Ms. Beckman has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Ms. Beckman and any other person pursuant to which she was appointed as a director of the Company.

In connection with Ms. Beckman’s election to the Board,  Ms. Beckman entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-202938) filed with the Securities and Exchange Commission on March 23, 2015. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Ms. Beckman for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as one of the Company’s directors.

A copy of the Company’s press release announcing the appointment of Ms. Beckman is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by Blueprint Medicines Corporation on December 9, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document and incorporated as Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEPRINT MEDICINES CORPORATION

Date: December 9, 2021	By:	/s/ Jeffrey W. Albers
Jeffrey W. Albers
Chief Executive Officer

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